Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated April 11, 2018, with respect to the statements of assets and liabilities of VanEck Merk Gold Trust (the “Trust”, previously known as Merk Gold Trust), including the schedules of investment, as of January 31, 2018 and 2017, and the related statements of operations and changes in net assets for the years ended January 31, 2018, 2017 and 2016 and the financial highlights for the years ended January 31, 2018, 2017 and 2016 and the period from May 6, 2014 to January 31, 2015, and the effectiveness of internal control over financial reporting as of January 31, 2018, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-3 (File No. 333-217600).

/s/ BBD, LLP

Philadelphia, Pennsylvania

April 11, 2018